EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No.'s 333-135625, 333-135624, 333-114634, 333-84270, 333-72410 and 333-63844) of Incentra Solutions, Inc. of our report dated April 2, 2007, which appears on page F-1 of this annual report on Form 10-KSB for the year ended December 31, 2006.

/s/ GHP Horwath, P.C.

Denver, Colorado
April 2, 2007